Exhibit 99.1


 Metromedia International Group Announces That Its Russian Subsidiary PeterStar
                        Has Entered Into Transactions to
         Acquire 80% Ownership Interest in Pskov City Telephone Network

    CHARLOTTE, N.C.--(BUSINESS WIRE)--March 18, 2004--Metromedia International Group, Inc. (the "Company" or "MIG") (currently traded as: OTCPK:MTRM - Common Stock and OTCPK:MTRMP - Preferred Stock), the owner of interests in various communications and media businesses in Russia, Eastern Europe and the Republic of Georgia, today announced that its Russian telephony subsidiary, PeterStar, has entered into transactions permitting it to acquire 80% of the outstanding shares of Pskov City Telephone Network ("PGTS"), an incumbent local exchange carrier in North-West Russia. PGTS, established in 1901, is one of Russia's oldest telecommunications operators and is a Russian public company. Peterstar, which is a 71% subsidiary of the Company, is the leading competitive local exchange carrier in St. Petersburg, Russia. The Pskov district is located in the North-West Region of Russia and borders the Baltic States and Belarus.
    PeterStar has entered into several share purchase agreements which in the aggregate will allow it to acquire 80% of the shares of PGTS and 90% of the shares of Pskovinterkom, a smaller local exchange carrier in Pskov and a sister company of PGTS. The share purchase agreements for PGTS and Pskovinterkom shares are subject to additional due diligence by PeterStar and Russian regulatory approvals. PeterStar is currently anticipating that the share purchase transactions will be completed in the next two months. As part of the transaction, PeterStar has extended to PGTS a secured loan of $2.58 million. The full consideration for this transaction will be financed directly by PeterStar.
    PGTS services approximately 56,500 active telephone lines and controls over 80% of local numbering capacity in the city of Pskov (population 206,000). PGTS' network exceeds 1,200 km and in 2003, PGTS revenues were over $3.5 million.
    In making this announcement, Victor Koresh, General Director of PeterStar and MIG's Vice President of Russian Operations, commented:
"This acquisition reflects our commitment to expand operations throughout Russia's North-West region. With the acquisition of a controlling stake in PGTS, PeterStar makes another important step towards its goal of being one of Russia's leading communications service providers. In 2002, PeterStar opened a node and point of presence in Moscow. Since then PeterStar has established a presence in other international locations, including London and New York."
    Mr. Koresh further commented: "The acquisition of PGTS will enable us to provide expanded services to our key corporate customers many of whom are operating outside St Petersburg. Acquiring PGTS also provides PeterStar with an already established modern network and highly professional staff. This move significantly strengthens our competitive positioning in markets that now stretch well beyond our original core St Petersburg market."
    Mark Hauf, Chairman and Chief Executive Officer of the Company, commented further: "The steady expansion of PeterStar, our core telephony business in Russia, has been a key priority of our overall corporate development program. Victor Koresch and the PeterStar team are doing an excellent job of positioning PeterStar as a significant regional and international operator. This impending acquisition of PGTS is just the most recent step in this continuing expansion of PeterStar's market reach. The transaction also reflects our principal corporate strategy of focused investment in development of the Company's core communications businesses in Russia and Georgia."

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns communications and media businesses in Russia, Eastern Europe and the Republic of Georgia. These include mobile and fixed line telephony businesses, wireless and wired cable television networks and radio broadcast stations. The Company has focused its principal attentions on continued development of its core telephony businesses in Russia and the Republic of Georgia, while undertaking a program of gradual divestiture of its non-core media businesses. The Company's remaining non-core media businesses consist of three cable television networks, including operations in Russia, Belarus and Lithuania. The Company also presently owns interests in nineteen radio businesses operating in Finland, Hungary, Bulgaria, Estonia, Latvia and the Czech Republic. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia.

    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the Company's ability to meet its future operating and debt service obligations on a timely basis. Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to the Company's ability to achieve expected performance targets for its core telephony businesses, consummate divestitures of its remaining non-core businesses at satisfactory prices, continue to receive dividends from its core business operations, undertake and successfully complete a capital restructuring of the Company's Senior Discount Notes and/or the Company's preferred stock; as well as complete a reorganization of its internal support processes and meet its targeted level of overhead expenditure, changes in general economic and business conditions, unanticipated effects of competition, changes in technology and methods of marketing, and various other factors beyond the Company's control, including the current investigation that the Company's outside counsel is conducting in regards to allegations made by two Georgian individuals of possible illegal conduct of Company personnel and the recent reviews of Magticom's interconnect arrangements, the potential for charges to be brought against Magticom and/or its senior executives and the current actions taken against Dr. George Jokhtaberidze (co-founder and majority owner of Magticom and son-in-law of former Georgian president Eduard Shevardnadze). This also includes such factors as are described from time to time in the SEC reports filed by the Company, including its most recently filed quarterly report on Form 10-Q and the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002. The Company is not under, and expressly disclaims, any obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

    Please visit our website at www.metromedia-group.com.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7380, Ext. # 103
             investorrelations@mmgroup.com